UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             ASA INTERNATIONAL LTD.
                             ----------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   001912 20 3
                                   -----------
                                 (CUSIP Number)

                                  -------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[X]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         ASA Investment Partnership

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2.       Check the Appropriate Box if a Member of a Group (See Instructions).

         (a) [ ]
         (b) [ ]

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CUSIP NO. 001912 20 3             SCHEDULE 13G                 PAGE 2 OF 5 PAGES
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3.       SEC Use Only.

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4.       Citizenship or Place of Organization.

         Massachusetts

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                       5.     Sole Voting Power.

                              357,334
                       ---------------------------------------------------------
                       6.     Shared Voting Power.
Number of
Shares                        0
Beneficially           ---------------------------------------------------------
Owned by               7.     Sole Dispositive Power.
Reporting
Person With                   357,334
                       ---------------------------------------------------------
                       8.     Shared Dispositive Power.

                              0
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9.       Aggregate Amount Beneficially Owned by Each Reporting Person.

         357,334

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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).

         [ ]

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11.      Percent of Class Represented by Amount in Row (9).

         15.6%

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12.      Type of Reporting Person (See Instructions).

         PN

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CUSIP NO. 001912 20 3             SCHEDULE 13G                 PAGE 3 OF 5 PAGES
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ITEM 1.

         (a)      Name of Issuer

                  ASA International Ltd.

         (b)      Address of Issuer's Principal Executive Offices

                  10 Speen Street, Framingham, Massachusetts 01701

ITEM 2.

         (a)      Name of Persons Filing

                  ASA Investment Partnership

         (b)      Address of Principal Business Office or, if none, Residence

                  10 Speen Street, Framingham, Massachusetts 01701

         (c)      Citizenship

                  Massachusetts

         (d)      Title of Class of Securities

                  Common Stock, $.01 par value

         (e)      CUSIP Number

                  001912 20 3

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

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CUSIP NO. 001912 20 3             SCHEDULE 13G                 PAGE 4 OF 5 PAGES
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ITEM 4.  Ownership.

         (a)    Amount Beneficially Owned.

                357,334

         (b)    Percent of Class.

                15.6%

         (c)    Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote

                      357,334

                (ii)  shared power to vote or to direct the vote

                      0

                (iii) sole power to dispose or to direct the disposition of

                      357,334

                (iv)  shared power to dispose or to direct the disposition of

                      0

ITEM 5.         Ownership of Five Percent Or Less of a Class.

                Not Applicable.

ITEM 6.         Ownership Of More Than Five Percent on Behalf of Another Person.

                Not Applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                Not Applicable.

ITEM 8.         Identification and Classification of Members of the Group.

                Not Applicable.

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CUSIP NO. 001912 20 3             SCHEDULE 13G                 PAGE 4 OF 5 PAGES
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ITEM 9.         Notice of Dissolution of Group.

                Not Applicable.

ITEM 10.        Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                      February 12, 2004
                                      -----------------
                                      Date


                                      /s/ Alfred C. Angelone, Partner
                                      -------------------------------
                                      Signature


                                      ASA Investment Partnership
                                      by:  Alfred C. Angelone, Partner
                                      --------------------------------
                                      Name/Title